Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, January 22, 2015

Codorus Valley Bancorp, Inc.
Reports Annual Earnings for the Year 2014

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) for the year 2014 of $11,595,000 or $2.07 per share basic and $2.03 per share diluted, compared to $10,316,000 or $2.07 per share basic and $2.03 per share diluted, earned in the year 2013. For the quarter ended December 31, 2014, the Corporation earned $2,750,000 or $0.47 per share basic and $0.46 per share diluted, compared to $2,519,000 or $0.50 per share basic and $0.49 per share diluted, for the quarter ended December 31, 2013.

President and CEO Larry J. Miller commented, “We are pleased with the Corporation’s financial performance for the year. In addition to increasing our profitability during 2014, we also successfully expanded our banking franchise. In the fourth quarter, PeoplesBank opened a full-service financial center in Shrewsbury, Pennsylvania, and a business and mortgage banking financial center in Camp Hill, Pennsylvania. Last week, we significantly expanded our Maryland banking presence by completing our acquisition of Madison Bancorp, Inc., which added four additional financial centers in Baltimore and Harford Counties. As a result of the Madison acquisition and the addition of our new Shrewsbury and Camp Hill locations, Codorus Valley now has approximately $1.4 billion in assets, and PeoplesBank has approximately $1.1 billion in deposits and $1.0 billion in loans, operating twenty-six financial centers in Pennsylvania and Maryland.”

As recently announced, on January 13, 2015, the Board of Directors of Codorus Valley declared a regular quarterly cash dividend of $0.125 per common share, payable on February 10, 2015, to shareholders of record at the close of business on January 27, 2015.

Review of Operations

The full year 2014 net income available to common shareholders of $11,595,000 represents an increase of $1,279,000 or 12 percent compared to the year 2013. The earnings per share remained the same for both 2014 and 2013, at $2.07 basic and $2.03 diluted, as the increase in net income for 2014 neutralized the dilutive impact of the issuance of 650,000 common shares during the first quarter of 2014 from a private placement capital raise by the Corporation. The funds from the private placement transaction were used to redeem $13,000,000 of the $25,000,000 in outstanding shares of preferred stock held by the United States Department of the Treasury under its Small Business Lending Fund Program.

The increase in earnings for 2014 was due primarily to a substantial increase in net interest income, which totaled $42,360,000 for the year ended December 31, 2014, representing an increase of $4,007,000 or 10 percent above net interest income for the year 2013. The growth in net interest income in 2014 reflects the increased volume of loans, primarily commercial loans, and decreases in both the volume of time deposits and the rates paid on deposits.

The loan loss provision for 2014 totaled $1,600,000 as compared to the provision of $1,470,000 for 2013. The 2014 loan loss provision contributed to the increase in allowance for loan losses from $9,975,000 at December 31, 2013, to $11,162,000 at December 31, 2014. The increased allowance for loan losses was reflective of both overall loan growth for 2014, and the Corporation’s analysis of the adequacy of the allowance based upon the size, composition, and risks to the loan portfolio, and the level of specific reserves and net charge-offs.

Noninterest income for the year ended December 31, 2014, totaled $8,153,000 representing an increase of $399,000 or 5 percent compared to the 2013 year. Increases in noninterest income include higher trust fees due to growth in trust assets under management, increases in service fees on deposits, and a gain on sales of investment securities. The Corporation realized securities gains to partially offset pre-acquisition costs associated with the Madison acquisition. The aforementioned increases in noninterest income components offset a decrease in gains from the sale of residential mortgages, due to reduced mortgage loan demand and production in 2014 as compared to 2013.

Noninterest expense for the year ended December 31, 2014, totaled $32,476,000 representing an 8 percent increase above noninterest expenses for the 2013 year. Wage expense increased due to new franchise expansion (Camp Hill and Shrewsbury financial centers in 2014; the Dover financial center in late 2013), and planned staff additions given the Corporation’s overall business growth. The overall noninterest expense increase also reflected the Corporation incurring certain Madison acquisition-related expenses in 2014, including investment banking fees, acquisition-related legal expenses, and external data processing conversion costs.

Income tax expense for the year-ended 2014 totaled $4,668,000 which was $751,000 above the income tax expense for 2013. The increased tax expense is directionally in alignment with the increased pretax income for 2014 compared to 2013, and reflects a relative tax expense increase due to certain acquisition-related expenses being permanently nondeductible.

Review of Financial Condition

On December 31, 2014, total assets were approximately $1.2 billion, representing a $63 million or 5 percent increase, compared to December 31, 2013. Asset growth for 2014 occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits and low-rate advances from the Federal Home Loan Bank of Pittsburgh. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income, and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions as provided in the Financial Highlights section of this Press Release.

“In addition to completing the legal merger, we have successfully converted Madison’s systems and data to PeoplesBank’s platform, allowing us to provide our full range of products and services to our expanded customer base. We are very excited to welcome the clients of Madison Square Federal Savings Bank into the PeoplesBank family, along with the fine staff those clients have come to know over the years in Madison’s retail financial centers,” stated President and CEO Larry J. Miller. “We look forward to 2015 with the same theme for our customers and shareholders as we emphasized in celebrating PeoplesBank’s 150th anniversary throughout 2014 - to remain proud of our past, and focused on your future.”

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-six financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, difficulties in integrating the business of Madison Bancorp, Inc., competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc. Larry J. Miller, President and CEO 717-747-1500 lmiller@peoplesbanknet.com	Michael D. Peduzzi, CPA – Treasurer 717-747-2428 mpeduzzi@peoplesbanknet.com

# # #

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Interest income	$12,953	$12,319	$50,400	$46,972
Interest expense	1,949	2,114	8,040	8,619
Net interest income	11,004	10,205	42,360	38,353
Provision for loan losses	500	500	1,600	1,470
Noninterest income	2,343	1,855	8,153	7,754
Noninterest expense	8,840	8,012	32,476	30,154
Income before income taxes	4,007	3,548	16,437	14,483
Provision for income taxes	1,227	966	4,668	3,917
Net income	2,780	2,582	11,769	10,566
Preferred stock dividends	30	63	174	250
Net income available to common shareholders	$2,750	$2,519	$11,595	$10,316
Basic earnings per common share	$0.47	$0.50	$2.07	$2.07
Diluted earnings per common share	$0.46	$0.49	$2.03	$2.03

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2014	2013
Cash and short term investments	$31,094	$15,062
Investment securities	216,973	233,483
Loans	920,554	859,898
Allowance for loan losses	(11,162)	(9,975)
Net loans	909,392	849,923
Premises and equipment, net	18,471	14,599
Other assets	37,916	37,574
Total assets	$1,213,846	$1,150,641

Deposits	$954,973	$925,303
Borrowed funds	132,590	110,856
Other liabilities	7,843	6,833
Shareholders’ equity	118,440	107,649
Total liabilities and shareholders’ equity	$1,213,846	$1,150,641

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2014	2014	2014	2014	2013	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2014	2013
Earnings and Per Share Data (7)
(in thousands, except per share data)
Net income available to common shareholders	$2,750	$3,149	$2,755	$2,941	$2,519	$11,595	$10,316
Basic earnings per common share	$0.47	$0.54	$0.48	$0.58	$0.50	$2.07	$2.07
Diluted earnings per common share	$0.46	$0.54	$0.47	$0.56	$0.49	$2.03	$2.03
Cash dividends paid per common share	$0.119	$0.119	$0.114	$0.114	$0.109	$0.466	$0.417
Book value per common share	$18.25	$17.89	$17.64	$17.12	$16.40	$18.25	$16.40
Tangible book value per common share	$18.25	$17.89	$17.64	$17.12	$16.40	$18.25	$16.40
Average common shares outstanding	5,809	5,781	5,749	5,098	5,025	5,612	4,982
Average diluted common shares outstanding	5,893	5,876	5,855	5,208	5,136	5,710	5,081

Performance Ratios (%)
Return on average assets (4)	0.91	1.05	0.93	1.04	0.91	0.98	0.96
Return on average equity (4)	9.45	11.03	9.63	10.82	9.57	10.22	10.08
Return on average realized equity (1)(4)	9.67	11.33	9.89	11.12	9.86	10.49	10.48
Net interest margin (2)	3.87	3.80	3.73	3.97	3.88	3.84	3.83
Efficiency ratio (3)	66.05	61.17	63.21	60.74	64.26	62.83	63.01
Net overhead ratio (6)(4)	2.25	1.98	2.02	2.05	2.18	2.08	2.05

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (4)	0.02	0.00	0.07	0.10	(0.01)	0.05	0.10
Allowance for loan losses to total loans (5)	1.21	1.20	1.18	1.18	1.16	1.21	1.16
Nonperforming assets to total loans
and foreclosed real estate	1.22	1.27	1.53	1.98	2.24	1.22	2.24

Capital Ratios (%)
Average equity to average assets	9.63	9.56	9.71	9.59	9.49	9.62	9.57
Tier 1 leverage capital ratio	10.32	10.25	10.04	11.34	10.18	10.32	10.18
Tier 1 risk-based capital ratio	13.24	13.25	12.90	14.35	12.79	13.24	12.79
Total risk-based capital ratio	14.42	14.40	14.02	15.49	13.89	14.42	13.89

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

(6) noninterest expense less noninterest income as a percentage of average assets

(7) per share amounts and shares outstanding were adjusted for common stock dividends